[letterhead of PricewaterhouseCoopers LLP, Boston, MA]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (File No. 2-86271 under The Securities Act of 1933, as amended and File No. 811-3838 under the Investment Company Act of 1940, as amended) of our reports dated November 5, 1999 relating to the financial statements and financial highlights which appear in the September 30, 1999 Annual Reports of State Street Research Emerging Growth Fund and State Street Research Aurora Fund (each a series of State Street Research Capital Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
January 28, 2000